Exhibit 99.1

NEWS

NEWS

NEWS

Corporate Communications
One Salem Lake Drive
Long Grove, IL 60047

Contact:	Charles A. Nekvasil
Director, Public and Investor Relations
847-307-2515 – CNekvasil@cfindustries.com

CF Industries Holdings, Inc. Reports First Quarter

Net Loss of $24.6 Million

Lower Sales Volumes, Increased Costs and Losses on Derivatives

Adversely Affected Results

First Quarter Highlights:

•                  Net sales decreased 13 percent to $400.5 million, compared to 2005’s first quarter. Volume declined 23 percent versus year-ago quarter.

•                  Gross margin improvement in phosphate was more than offset by margin decline in nitrogen. Higher nitrogen prices were negated by reduced volumes, increased costs and unrealized mark-to-market losses on derivatives.

•                  Natural gas and product purchases accounted for most cost increases.

•                  Financial position and liquidity remain strong.

•                  Spring fertilizer application began in earnest in April.

LONG GROVE, IL – April 27, 2006 – CF Industries Holdings, Inc. (NYSE: CF) today reported a net loss of $24.6 million, or 45 cents per common share, for the first quarter of 2006. The loss, due primarily to increased nitrogen product costs and unrealized mark-to-market losses on derivatives, compares to net earnings of $22.3 million, or 41 cents per common share on a pro forma basis, for the first quarter of 2005.

During the first quarter of 2006, net sales totaled $400.5 million, down 13 percent from $459.3 million during 2005’s first quarter.

“The first quarter presented a significant challenge for us. The historically high natural  gas costs we saw during the fourth quarter of 2005 continued into the first month of 2006.  This significantly increased manufacturing costs and, despite higher prices, compressed  margins,” explained Stephen R. Wilson, chairman and chief executive officer of CF Industries Holdings, Inc.

Compared to the prior year, first quarter nitrogen costs were also impacted by increased product purchases which were made at higher prices than the cost to manufacture the same products in the first quarter of 2005. In the current period, the company increased purchases of fertilizer products and operated at reduced production levels to take advantage of prices for purchased product that were lower than the cost of manufacturing products with historically high-priced natural gas.

In addition, the comparison to the year-ago quarter was negatively affected by the unusually early spring planting season in 2005, when good weather conditions throughout much of the Midwest pulled forward into March some sales that would have occurred in the second quarter in a more typical year.

The first quarter’s results were also negatively affected by unrealized mark-to-market losses on derivatives associated with sales committed under the company’s Forward Pricing Program (FPP) and by reduced operating rates.

In 2005’s fourth quarter, CF Industries decided that it would no longer classify natural gas derivatives as cash flow hedges and discontinued hedge accounting. As a result of the decline in natural gas prices that occurred in the first quarter, the company’s cost of sales for the quarter included $20.0 million in unrealized mark-to-market losses on natural gas derivative positions.

“However, virtually all of these mark-to-market losses are associated with orders under our FPP, and the economic benefit of the orders and related hedges will be realized in subsequent periods,” Wilson explained.

During the first quarter, production rates at the company’s Donaldsonville, Louisiana nitrogen complex averaged approximately 60 percent of capacity, with associated fixed cost implications. However, by early March, all plants at the complex were operating at near capacity levels and remained there for the remainder of the quarter.

The company’s joint venture nitrogen complex in Medicine Hat, Alberta and its phosphate operations in Central Florida both maintained near-capacity operating levels throughout the first quarter.

“While the reduced demand and increased costs affected our nitrogen fertilizer business, we enjoyed improved financial performance in the phosphate fertilizer business compared to 2005’s first quarter,” Wilson added.

“Despite the quarter’s challenges, the company remains strong financially, with a significant cash position and virtually no debt,” he noted.

Nitrogen Fertilizer Business

Nitrogen net sales for the first quarter totaled $285.8 million, down significantly from the $357.3 million in 2005’s first quarter. Higher selling prices for all nitrogen products were offset by reduced volumes compared to the unusually strong year-earlier quarter. Nitrogen sales volume was nearly 1.2 million tons, down 30 percent from nearly 1.7 million tons in 2005’s first quarter.

The gross margin on nitrogen sales was negative at $(32.9) million, compared to a positive margin of $46.8 million in 2005’s first quarter, due primarily to the product cost issues, the $20.0 million in unrealized mark-to-market losses, and the reduced capacity utilization rates cited earlier.

“Versus a year ago, nitrogen sales were also negatively affected by weather patterns. Last year’s quarter saw an early spring throughout much of the Midwest compared to this year’s more normal weather, producing unusually high March fertilizer sales in last year’s first quarter,” Wilson noted.

Nitrogen fertilizer sales under the company’s FPP were 574,000 tons during the quarter, representing 50 percent of total nitrogen volume. In 2005’s first quarter, the company sold 1.2 million tons, or 71 percent, of its nitrogen under the FPP.

Phosphate Fertilizer Business

For the quarter, phosphate fertilizer net sales totaled $114.7 million, up 12 percent from 2005’s first quarter, the result of stable product volumes and higher average selling prices. Phosphate sales volume totaled 489,000 tons for the quarter, comparable to the 487,000 tons sold in 2005’s first quarter.

For the first quarter of 2006, the gross margin on phosphate fertilizer sales was $10.2 million, up from $8.5 million in 2005’s first quarter. The increase primarily reflected higher selling prices. Phosphate sales under the FPP were approximately 126,000 tons, or 26 percent of total segment sales, compared to approximately 133,000 tons, or 27 percent of total phosphate sales, in 2005’s first quarter.

“We’ve gotten off to a good start in phosphate in 2006. Our domestic sales have remained strong, and we continue to complement our domestic market base with substantial export sales,” Wilson added.

Liquidity and Financial Position

At March 31, 2006, the company’s cash and short-term investments were $196.3 million and its $250.0 million senior secured revolving credit facility was undrawn. Under the facility’s borrowing base formula, the full $250.0 million in credit was available at March 31, 2006.

The first quarter’s cash flow was affected by significant changes in working capital, most notably the seasonal build-up of inventory, which was $80.3 million higher than at December 31, 2005. The company’s inventory position also increased compared to March 31, 2005, reflecting the effect of higher product costs, as well as the later start of planting compared to the year-ago season.

Net debt was $53.8 million at March 31, 2006, compared to negative net debt (i.e., net cash) of $80.9 million at December 31, 2005. Primary causes for the increase were the increase in working capital, the $11.1 million cash transfer to an escrow account earmarked to fund future closure obligations of Florida phosphogypsum stacks, and distributions to the minority interest partner in the company’s Canadian joint venture nitrogen complex. (Net debt is defined as debt, less cash and cash equivalents and short-term investments, plus customer advances.)

Outlook

“We are encouraged by the significant decline in natural gas prices, which fell from $10.36 per mmBTU for the April 2006 contract on the New York Mercantile Exchange on December 30, 2005, to $7.23 when the contract expired on March 29, 2006. This should have continued positive manufacturing cost implications, if present trends continue,” Wilson noted.

As of March 31, 2006, FPP bookings for the second quarter totaled approximately 770,000 tons, compared to approximately 1.1 million tons at that point in time for the second quarter of 2005.

As of March 31, 2006, FPP bookings for the remainder of 2006, including the second quarter, totaled 1.1 million tons, compared to more than 1.4 million tons in 2005.

“In contrast to the decline in FPP bookings, we expect increased spot market sales in the second quarter versus a year ago,” Wilson noted.

“We continue to see uncertainty concerning U.S. corn acreage for 2006. Some analysts predict a decline of nearly 2 million acres to 79.8 million acres in 2006, but a recent U.S. Department of Agriculture crop intentions report suggested that the reduction could be larger,” the CF Industries CEO pointed out.

“However, improved corn prices in recent months could positively affect planting decisions,” Wilson added. Growing demand for ethanol, which currently accounts for nearly 15 percent of the domestic demand for U.S. corn, is a long-term positive for corn acreage, he noted.

“Realistically, though, it’s still a bit early in the fertilizer application season to characterize demand for the full second quarter, especially given the recent uncertainties that have faced the marketplace,” Wilson explained.

The company’s nitrogen and phosphate operations have continued at capacity levels since the beginning of the second quarter. Future operating rates will depend on demand and competitive conditions.

Conference Call

CF Industries will hold a conference call to discuss its first quarter results at 10:00 a.m. EST on Friday, April 28, 2006. Information on accessing the call is posted on the Investor Relations section of the company’s Web site at www.cfindustries.com.

Company Information

CF Industries Holdings, Inc., headquartered in Long Grove, Illinois, is the holding company for the operations of CF Industries, Inc. CF Industries, Inc. is a major producer and distributor of nitrogen and phosphate fertilizer products. CF Industries operates world-scale nitrogen fertilizer plants in Donaldsonville, Louisiana and Medicine Hat, Alberta, Canada; conducts phosphate mining and manufacturing operations in Central Florida; and distributes fertilizer products through a system of terminals, warehouses, and associated transportation equipment located primarily in the midwestern United States.

Note Regarding Use of Pro Forma Information

The company’s August 2005 IPO and related reorganization transaction did not change the nature of CF Industries’ business or operations. As a result, the company believes that current and historical financial statements are comparable. Accordingly, financial statements are presented on a historical basis, with weighted-average shares outstanding and earnings (loss) per share information presented on a pro forma basis with respect to pre-IPO financial information.

Safe Harbor Statement

Certain statements contained in this release may constitute “forward-looking statements” within the meaning of federal securities laws. All statements in this release, other than those relating to our historical information or current condition, are forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. These risks and uncertainties include: the relatively expensive and volatile cost of North American natural gas; the cyclical nature of our business; our history of losses; the nature of our products as global commodities; intense global competition in the consolidating markets in which we operate; conditions in the U.S. agricultural industry; weather conditions; our inability to accurately predict seasonal demand for our products; the concentration of our sales with CF Industries’ pre-IPO owners and other large customers; the impact of changing market conditions on our forward pricing program; the significant risks and hazards against which we may not be fully insured; unanticipated consequences related to future expansion of our business; our inability to expand our business, including that due to the significant resources that could be required; potential liabilities and expenditures related to environmental and health and safety laws and regulations; our inability to obtain or maintain required permits and governmental approvals; acts of terrorism; difficulties in securing the raw materials we use; changes in global fertilizer supply and demand; loss of key members of management; inability to meet financial reporting and other reporting requirements as a public company; and the other risks and uncertainties included from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements.

CF Industries Holdings, Inc.

Selected Financial Information

Results of Operations

	Three Months Ended March 31,
(in millions, except per share amounts)	2006	2005

Net sales	$400.5	$459.3
Cost of sales	423.2	404.0
Gross margin	(22.7)	55.3
Selling, general and administrative	13.0	11.0
Other operating - net	1.5	0.8
Operating earnings (loss)	(37.2)	43.5
Interest expense (income) - net	(2.2)	1.8
Minority interest	5.9	4.9
Other non-operating - net	(0.1)	—
Earnings (loss) before income taxes	(40.8)	36.8
Income tax provision (benefit)	(16.2)	14.5
Net earnings (loss)	$(24.6)	$22.3

Basic and diluted weighted average common shares outstanding	55.0

Basic and diluted net loss per share	$(0.45)

CF Industries Holdings, Inc.

Selected Financial Information

Summarized Balance Sheets

	March 31,	December 31,	March 31,
(in millions)	2006	2005	2005

Assets
Current assets:
Cash and cash equivalents	$38.7	$37.4	$42.1
Short-term investments	157.6	179.3	423.6
Accounts receivable	66.4	52.8	60.0
Inventories	331.3	251.1	256.0
Deferred income taxes	—	—	33.5
Other	48.4	55.5	30.0
Total current assets	642.4	576.1	845.2
Investments in unconsolidated subsidiaries	—	—	18.7
Property, plant and equipment - net	619.2	630.1	636.6
Deferred income taxes	6.3	—	62.7
Asset retirement obligation escrow account	11.1	—	—
Other assets	21.8	21.9	18.8

Total assets	$1,300.8	$1,228.1	$1,582.0

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$155.9	$171.6	$163.0
Customer advances	245.9	131.6	235.6
Deferred income taxes	5.0	5.8	—
Current portion of long-term debt	—	—	19.9
Other	35.6	32.1	10.8
Total current liabilities	442.4	341.1	429.3
Notes payable	4.2	4.2	4.1
Long-term debt	—	—	234.1
Deferred income taxes	—	8.4	—
Other noncurrent liabilities	104.8	104.9	83.6
Minority interest	19.4	13.6	17.8
Stockholders’ equity	730.0	755.9	813.1

Total liabilities and stockholders’ equity	$1,300.8	$1,228.1	$1,582.0

CF Industries Holdings, Inc.

Selected Financial Information

Statements of Cash Flows

	Three Months Ended March 31,
(in millions)	2006	2005

Operating Activities:
Net earnings (loss)	$(24.6)	$22.3
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities Minority interest	5.9	4.9
Depreciation, depletion and amortization	22.5	26.6
Deferred income taxes	(14.0)	9.9
Stock compensation expense	1.8	—
Unrealized loss on derivatives	20.0	—
Changes in:
Accounts receivable	(16.8)	(17.2)
Margin deposits	(9.7)	14.8
Inventories	(80.3)	(14.6)
Accounts payable and accrued expenses	(15.7)	(6.3)
Product exchanges - net	14.6	(6.3)
Customer advances - net	114.3	24.1
Other - net	0.5	5.7
Net cash provided by operating activities	18.5	63.9

Investing Activities:
Additions to property, plant and equipment - net	(11.5)	(16.8)
Purchases of short-term investments	(125.0)	(155.5)
Sales and maturities of short-term investments	146.7	101.2
Deposit to asset retirement obligation escrow account	(11.1)	—
Net cash used in investing activities	(0.9)	(71.1)

Financing Activities:
Payments of long-term debt	—	(0.7)
Distributions to minority interest	(15.1)	—
Dividends paid on common stock	(1.1)	—
Net cash used in financing activities	(16.2)	(0.7)

Effect of exchange rate changes on cash and cash equivalents	(0.1)	—

Increase (decrease) in cash and cash equivalents	1.3	(7.9)

Cash and cash equivalents at beginning of period	37.4	50.0

Cash and cash equivalents at end of period	$38.7	$42.1

CF Industries Holdings, Inc.

Selected Financial Information

Segment Data

Nitrogen Fertilizer Business

	Three Months Ended March 31,
(in millions)	2006	2005

Net sales	$285.8	$357.3
Cost of sales	318.7	310.5
Gross margin	$(32.9)	$46.8

Gross margin percentage	-11.5%	13.1%

Tons of product sold (in thousands)	1,157	1,660

Sales volumes by product (in thousands)
Ammonia	130	316
Urea	582	749
UAN	442	590
Other nitrogen fertilizers	3	5

Average selling prices (dollars per ton)
Ammonia	$361	$281
Urea	272	236
UAN	181	155

Cost of natural gas (per mmBTU)
Donaldsonville	$8.92	$7.02
Medicine Hat	7.46	5.91

Average daily market price of natural gas (per mmBTU)
Henry Hub (Louisiana)	$7.76	$6.40
AECO (Alberta)	6.58	5.59

Depreciation, depletion, and amortization	$12.9	$18.5
Capital expenditures	$4.3	$7.5

Production volume by product (in thousands)
Ammonia (1) (2)	651	830
Granular urea (1)	464	623
UAN (28%)	407	687

(1) Total production at Donaldsonville and Medicine Hat, including the 34% interest of Westco, our joint venture partner in Canadian Fertilizers Limited.

(2) Gross ammonia production, including amounts subsequently upgraded on-site into urea and/or UAN.

CF Industries Holdings, Inc.

Selected Financial Information

Segment Data

Phosphate Fertilizer Business

	Three Months Ended March 31,
(in millions)	2006	2005

Net sales	$114.7	$102.0
Cost of sales	104.5	93.5
Gross margin	$10.2	$8.5

Gross margin percentage	8.9%	8.3%

Tons of product sold (in thousands)	489	487

Sales volumes by product (in thousands)
DAP	410	387
MAP	79	100

Domestic vs. export sales of DAP/MAP (in thousands)
Domestic	376	334
Export	113	153

Average selling prices (dollars per ton)
DAP	$234	$209
MAP	239	213

Depreciation, depletion, and amortization	$9.0	$7.4
Capital expenditures	$7.4	$9.5

Production volume by product (in thousands)

Hardee Phosphate Rock Mine
Phosphate rock	898	791

Plant City Phosphate Fertilizer Complex
Sulfuric Acid	657	575
Phosphoric acid as P2O5 (1)	251	213
DAP/MAP	503	423

(1)  P2O5 is the basic measure of the nutrient content in phosphate fertilizer products.

CF Industries Holdings, Inc.

Selected Financial Information

Reconciliation of Non-GAAP Disclosure Items

Reconciliation of net earnings (loss) to EBITDA:

	Three Months Ended March 31,
(in millions)	2006	2005

Net earnings (loss)	$(24.6)	$22.3
Interest - net	(2.2)	1.8
Income tax expense (benefit)	(16.2)	14.5
Depreciation, depletion and amortization	22.5	26.6
Less: Loan fee amortization (a)	(0.2)	(0.4)

EBITDA	$(20.7)	$64.8

(a) To adjust for amount included in both interest and amortization.

EBITDA is defined as net earnings (loss) plus interest—net, income tax expense (benefit) including taxes on the cumulative effect of a change in accounting principle and depreciation, depletion and amortization. We have presented EBITDA because our management believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA. EBITDA is not a recognized term under U.S. generally accepted accounting principles (GAAP), and does not purport to be an alternative to net income, operating income or any other performance measures derived in accordance with GAAP. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies.

CF Industries Holdings, Inc.

Selected Financial Information

Reconciliation of Non-GAAP Disclosure Items

Reconciliation of cash provided by operating activities to adjusted free cash flow:

	Three Months Ended March 31,
(in millions)	2006	2005

Net cash provided by operating activities	$18.5	$63.9
Less:
Customer advances - net	114.3	24.1
Other changes in working capital	(107.9)	(29.6)
Capital expenditures	11.5	16.8
Distributions to minority interest	15.1	—
Dividends paid on common stock	1.1	—

Adjusted free cash flow	$(15.6)	$52.6

Adjusted free cash flow is defined as net cash provided by operating activities less: customer advances – net, changes in working capital (accounts receivable, margin deposits, inventories, accounts payable and accrued expenses, and product exchanges – net), capital expenditures, distributions to minority interest, and dividends paid on common stock. We use adjusted free cash flow as a supplemental financial measure in our evaluation of liquidity and financial strength. We believe that adjusting principally for the swings in non-cash operating working capital items due to seasonality, additions to property, plant and equipment, and distributions to owners assists in the long-term assessment of liquidity and financial strength. We also believe that this measurement is useful as an indicator of our ability to service debt, meet other payment obligations and make strategic investments. Adjusted free cash flow is not a recognized term under U.S. generally accepted accounting principles (GAAP), and does not represent residual cash flow available for discretionary expenditures.

CF Industries Holdings, Inc.

Selected Financial Information

Reconciliation of Non-GAAP Disclosure Items

Reconciliation of debt to net debt (cash):

	March 31,	December 31,	March 31,
(in millions)	2006	2005	2005

Total debt	$4.2	$4.2	$258.1
Less: cash, cash equivalents and short-term investments	196.3	216.7	465.7
Plus: customer advances	245.9	131.6	235.6

Net debt (cash)	$53.8	$(80.9)	$28.0

Net debt (cash) is defined as total debt minus cash, cash equivalents and short-term investments, plus customer advances. We include customer advances in this calculation to reflect the liability associated with our obligations to supply fertilizer in the future, which offsets cash received in the form of customer advances. Net debt (cash) does not include contractual obligations of Canadian Fertilizers Limited to distribute its earnings to its minority interest holder. We use net debt (cash) in the evaluation of our capital structure. Net debt (cash) is not a recognized term under U.S. generally accepted accounting principles (GAAP), and does not purport to be an alternative to debt calculated in accordance with GAAP.